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                                                                      EXHIBIT 11

                     STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                        YEAR ENDED
                                                      SEPTEMBER 30,
                                            ------------------------------
                                                 1997           1996
                                            -------------   --------------
                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)


Net Income...................................    $49,420        $32,275

Weighted average common shares outstanding        22,443         23,116

Common stock equivalents due to dilutive
    effect of stock option..................       1,152          1,104

Total weighted average common shares and equivalents
    outstanding.............................      23,595         24,220

Primary earnings per common and common share
    equivalents.............................       $2.09          $1.33

Total weighted average common shares and
    equivalents outstanding.................      23,595         24,220

Additional dilutive shares using ending
    period market value versus average
    market value for the period when utilizing
    the treasury stock method regarding
    stock options...........................         160             57

Total shares for fully diluted earnings
    per share...............................      23,755         24,277

Fully diluted earnings per common and
    common share equivalents................       $2.08          $1.33